Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-250825 on Form S-3 and Registration Statement Nos. 333-255490, 333-202594, 333-202591, 333-120100, 333-106330, 333-193126, 333-66426, 333-39738 and 333-193127 on Form S-8 of our reports dated February 21, 2023, relating to the financial statements of Public Service Enterprise Group Incorporated and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Public Service Enterprise Group Incorporated for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Morristown, New Jersey
February 21, 2023